EXHIBIT 10.2

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT by and between Athersys, Inc., a Delaware corporation with its principal place of business located at 201 Carnegie Avenue, Cleveland, Ohio 44115 (the “Company”) and Ivor Macleod (“Executive”), is dated as of the 31st day of January, 2020 (the “Agreement”).
The Company wishes to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration.
In consideration of the promises provided for in this Agreement, the Company and Executive agree as follows:
1.Employment Period. This Agreement shall become effective as of January 31, 2020 (the “Effective Date”). Except as otherwise provided in Section 3 of this Agreement, the Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, on an at-will basis on the terms and conditions set-forth herein for the period commencing on the Effective Date and ending on the first anniversary thereof or, if earlier, Executive’s Date of Termination (as defined in Section 3(f)) (the “Employment Period”). On the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless Executive’s Date of Termination has occurred or the Company shall have given Executive thirty (30) days prior written notice that the Employment Period will not be extended, the Employment Period shall be extended until the earlier of one year after such anniversary or the Executive’s Date of Termination.
2.    Terms of Employment.
(a)    Position and Duties.
(i)    During the Employment Period, Executive shall (A) serve as Chief Financial Officer of the Company with such duties and responsibilities as are commensurate with such position, (B) report to the Chairman & Chief Executive Officer of the Company, and (C) perform his services primarily at the Company’s principal executive offices in Cleveland, Ohio (subject to reasonable travel requirements commensurate with Executive’s position).
(i)    During the Employment Period and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his full business time and attention to the business and affairs of the Company. During the Employment Period, it will not be a violation of this Agreement for Executive to (A) serve on civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities described in clauses (A), (B) and (C) do not significantly interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

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(b)    Compensation.
(i)    Base Salary. During the Employment Period, Executive shall receive an annual base salary (“Annual Base Salary”) of $410,000 payable in accordance with the normal payroll practices of the Company as may be in effect from time to time, which Annual Base Salary shall be reviewed for merit increases from time to time at the discretion of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).
(i)    Annual Incentive. During the Employment Period, beginning in 2020, Executive shall be eligible to participate in the Company’s annual cash incentive compensation program on terms and conditions substantially similar to those that apply to other executive officers of the Company. Pursuant to such participation, Executive shall be eligible to earn an annual cash incentive payment (the “Annual Incentive Payment”) for each applicable calendar year, with a target Annual Incentive Payment opportunity equal to 40% of Annual Base Salary, based on the achievement of specified Company and individual performance goals (as determined annually by the Board or the Compensation Committee); provided, that, with respect to each such Annual Incentive Payment opportunity, the payout with respect to 80% of the target opportunity shall be determined based on the achievement of Company performance goals, and the payout with respect to 20% of the target opportunity shall be determined based on the achievement of individual performance goals. Any Annual Incentive Payment opportunity will be subject to the terms and conditions of the Company’s annual cash incentive compensation program applicable thereto, including with respect to the timing of payment; provided, however, that an Annual Incentive Payment, to the extent earned, will be paid no later than March 15 of the calendar year following the calendar year for which such Annual Incentive Payment was earned. Notwithstanding the foregoing, each Annual Incentive Payment opportunity granted to Executive shall be subject to the specific approval of the Board and/or the Compensation Committee. There is no guaranteed Annual Incentive Payment under this Agreement, and for each applicable year, Executive’s Annual Incentive Payment could be as low as zero or as high as the maximum Annual Incentive Payment opportunity established for such year.
(ii)    Initial Inducement Award. Effective as of the Effective Date, as an inducement to Executive’s acceptance of employment with the Company, and subject to approval by the Compensation Committee and the Board, Executive shall be granted an initial equity-based award comprised of a stock option to purchase 600,000 shares of the Company’s common stock (at a per share exercise price equal to the closing price of one share of the Company’s common stock on the grant date of the award or, if there are no sales on such date, on the next preceding trading day on which a sale of the common stock occurred) (such award, the “Stock Option Award”). The Stock Option Award shall generally have a term of ten years and vest, subject to continued employment with the Company, over a four-year period with the Stock Option Award becoming exercisable as to 150,000 shares on the first anniversary of the grant date, and the remainder of the Stock Option Award becoming exercisable quarterly in substantially equal installments over the remaining three years. The Stock Option Award will be subject to the terms and conditions of the applicable award agreement (which shall otherwise be

EXHIBIT 10.2

substantially similar to the terms and conditions established under the Athersys, Inc. 2019 Equity and Incentive Compensation Plan).
(iii)    Annual Equity Grant. During the Employment Period, beginning in 2021, Executive shall be eligible to participate in the Company’s annual stock-based award program on terms and conditions substantially similar to those that apply to other executive officers of the Company. The terms of such awards shall be determined annually at the discretion of the Board and/or the Compensation Committee and shall be subject to approval by the Board and/or the Compensation Committee. Such awards shall be granted in accordance with the Company’s policies, the applicable award agreements and the applicable equity compensation plans under which such awards are granted.
(iv)    Relocation Expenses. During the Employment Period, the Company shall reimburse Executive for all relocation-related expenses incurred by Executive in connection with Executive's relocation of himself and his family to the Cleveland, Ohio area; provided, however, that such relocation has occurred by no later than September 30, 2020; provided further, that the aggregate amount of such reimbursement shall not exceed $50,000. Executive shall provide the Company with appropriate documentation relating to any such expense incurred by Executive within thirty (30) days after incurring such expense, and the Company will provide such reimbursement within thirty (30) days after Executive submits such documentation.
(v)    Temporary Commuting Expenses. During the Employment Period, the Company shall reimburse Executive for reasonable expenses relating to Executive’s commute to the Cleveland, Ohio area (including airfare, hotel and/or housing in the Cleveland, Ohio area and local transportation) that are incurred during the period beginning on the Effective Date and ending on July 31, 2020, up to an aggregate maximum amount of $50,000 for such period. Executive shall provide the Company with appropriate documentation relating to any such expense within thirty (30) days after incurring such expense, and the Company will provide such reimbursement within thirty (30) days after Executive submits such documentation.
(vi)    Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans, programs, and policies, as may be in effect from time to time, for executive officers of the Company generally.
(vii)    Life Insurance. During the Employment Period, the Company shall provide Executive with life insurance benefits, in accordance with Company policy and practice, in the amount of $1,000,000.
(viii)    Vacation. During the Employment Period, Executive shall be entitled to twenty (20) days of paid vacation during each calendar year in accordance with the Company’s paid time off policy as in effect from time to time. Executive shall also be entitled to all paid holidays and personal days provided by the Company to its executive officers generally.
(ix)    Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by Executive

EXHIBIT 10.2

in accordance with the performance of Executive’s duties under this Agreement and in accordance with the Company’s business expense reimbursement policy.
3.    Termination of Employment.
(a)    Death or Disability. Executive’s employment shall terminate automatically if Executive dies during the Employment Period. If the Company determines in good faith that the Disability (as defined herein) of Executive has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to Executive written notice in accordance with Section 14(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. “Disability” means, in the written opinion of a qualified physician selected by the Company and agreed to by Executive (or if no agreement is reached within thirty (30) days of the commencement of discussions between the Company and Executive, then of a qualified physician agreed upon by the physician selected by the Company and a physician selected by Executive), Executive becomes unable to perform his duties under this Agreement due to physical or mental illness.
(b)    By the Company. The Company may terminate Executive’s employment during the Employment Period for any, or no reason, with or without Cause. For purposes of this Agreement, “Cause” will be deemed to exist upon:
(i)    the commission by Executive of an act of fraud, embezzlement, theft or other criminal act constituting a felony;
(ii)    Executive’s willful or wanton disregard of the rules or policies of the Company or its affiliates that results in a material loss, damage or injury to the Company or its affiliates;
(iii)    the repeated failure of Executive to perform duties consistent with Executive’s position or to follow or comply with the reasonable directives of the Board or the Chairman & Chief Executive Officer of the Company after having been given notice thereof (e.g., the insubordination of Executive); or
(iv)    Executive’s breach of any provision contained in Section 8 of this Agreement.
Notwithstanding the foregoing, Executive will not be deemed to have been terminated for Cause without (A) reasonable written notice to Executive specifying in detail the specific reasons for the Company’s intention to terminate for Cause, (B) an opportunity for Executive, together with his counsel, to be heard before the Board, and (C) delivery to Executive of a Notice of Termination, as defined in paragraph (d) of this Section 3, approved by the affirmative vote of not less than a majority of the entire membership of the Board finding that in the good faith

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opinion of the Board, Executive was guilty of conduct set forth in clause (i), (ii), (iii) or (iv) above.
(c)    By Executive. Executive’s employment may be terminated during the Employment Period by Executive for Good Reason or by Executive without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the prior written consent of Executive:
(i)    a material diminution in Executive’s position, duties, responsibilities, authority, or reporting relationship (except during periods when Executive is unable to perform all or substantially all of Executive’s duties and/or responsibilities as a result of Executive’s illness (either physical or mental) or other incapacity);
(ii)    a material reduction in either Executive’s Annual Base Salary or level of participation in any bonus or incentive plan for which he is eligible under Section 2(b)(ii);
(iii)    an elimination or reduction by the Company of Executive’s participation in any benefit plan generally available to executive employees of the Company, unless the Company continues to offer Executive benefits substantially similar to those made available by such plan; provided, however, that a change to a plan in which executive employees of the Company generally participate, including termination of any such plan, if such change or termination applies to other executive employees of the Company generally or is required by law or a technical change, will not be deemed to be Good Reason;
(iv)    failure of any successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation or otherwise) to the Company to assume the Company’s obligations under this Agreement or failure by the Company to remain liable to Executive under this Agreement after an assignment by the Company of this Agreement, in each case as contemplated by Section 9;
(v)    any purported termination by the Company of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (d) of this Section 3 (and for purposes of this Agreement no such purported termination will be effective);
(vi)    a change in the location of the Company’s principal executive offices to a location that is greater than fifty (50) miles from such location as of the Effective Date; or
(vii)    a material breach of this Agreement by the Company;
provided, however, that the circumstances described in clauses (i)–(vii) above shall not constitute Good Reason unless (A) Executive gives the Company notice of the existence of an event described in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above, as applicable, within ninety (90) days following the occurrence thereof, (B) the Company does not remedy such event described

EXHIBIT 10.2

in clause (i), (ii), (iii), (iv), (v), (vi), or (vii), as applicable, within thirty (30) days after receiving the notice described in the preceding clause (A), and (C) Executive terminates employment within 180 days after the end of the cure period specified in clause (B) above. Executive’s continued employment will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason; provided, however, that Executive will be deemed to have waived his rights pursuant to circumstances constituting Good Reason if he has not provided to the Company the notice described in clause (A) above within ninety (90) days following such circumstances. Executive’s right to terminate employment pursuant to this Section 3(c) will not be affected by Executive’s incapacity due to physical or mental illness.
(d)    Notice of Termination. Any termination of Executive’s employment by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined in Section 3(f)) is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be not more than thirty (30) days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s respective rights hereunder.
(e)    Resignation. Upon any termination of Executive’s employment with the Company, Executive shall be deemed to resign from any position as an officer, director, or fiduciary of any Company-related entity.
(f)    Date of Termination; Expiration of Employment Period. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or such later date specified in the Notice of Termination, as the case may be, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination, (iii) if Executive resigns without Good Reason, the date on which Executive notifies the Company of such termination, and (iv) if Executive’s employment is terminated by reason of death or Disability, the date of Executive’s death or the Disability Effective Date, as the case may be. Notwithstanding the foregoing, in no event shall the Date of Termination occur until Executive experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the date on which such separation from service takes place shall be the “Date of Termination.” Upon the expiration of the Employment Period and in the event Executive continues employment with the Company, Executive’s employment will be at-will and the terms of this Agreement (other than Section 8) will have no further effect.

EXHIBIT 10.2

4.    Obligations of the Company upon Termination.
(a)    By Executive for Good Reason or by the Company other than for Cause, Death or Disability. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability or Executive terminates his employment for Good Reason:
(i)    The Company shall pay to Executive, in a lump sum in cash within thirty (30) days after the Date of Termination (or earlier, if required by applicable law), the aggregate of the following amounts: the sum of (A) Executive’s Annual Base Salary earned through the Date of Termination to the extent not theretofore paid, (B) Executive’s business expenses that are reimbursable pursuant to Section 2(b)(x) of this Agreement but have not been reimbursed by the Company as of the Date of Termination; (C) Executive’s Annual Incentive Payment for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; and (D) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in subclauses (A), (B), (C) and (D), the “Accrued Obligations”);
(ii)    Subject to Section 11(b), the Company shall continue to pay Executive Executive’s Annual Base Salary at the time of such termination for a period of six (6) months following such termination in accordance with the Company’s normal payroll practices; provided, however, that Executive executes and does not revoke the Release (as defined in Section 4(d)) as described in Section 4(d). Any payments pursuant to this Section 4(a)(ii) that would have been made during the 60-day period following the Date of Termination (as described in Section 4(d)) but that are not made because the Release has not yet been signed and become effective will be made in a lump sum on the first payroll date following the date the revocation period has expired without the signed Release being revoked. In the event that the period beginning on Executive’s Date of Termination and ending on the first payroll date following the 60th day after Executive’s Date of Termination begins in one taxable year of Executive, and ends in a second taxable year of Executive, then, to the extent necessary to comply with Section 409A of the Code, the payments that would have otherwise been made in the first taxable year shall not be made until the second taxable year.
(iii)    The Company will permit Executive, at Executive’s option and expense, to continue to participate for a period of six (6) months following the Date of Termination in all medical, life and other employee “welfare” benefit plans and programs in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and programs. Any such continued participation in a group health plan shall count toward such group health plan’s obligation to provide Executive with continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); and

EXHIBIT 10.2

(iv)    To the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any Other Benefits (as defined in Section 5) in accordance with the terms of the underlying plans or agreements.
It is expressly understood that the Company’s obligations under this Section 4(a) shall cease in the event Executive breaches any of the agreements in Section 8 hereof. Each payment under this subparagraph 4(a) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Other than as set forth in this Section 4(a), in the event of a termination of Executive’s employment by the Company without Cause (other than due to death or Disability) or by Executive for Good Reason, the Company shall have no further obligation to Executive under this Agreement.
(b)    Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Annual Base Salary at the rate then in effect for such period (offset by any payments to Executive received pursuant to disability benefit plans maintained by the Company) and all other compensation and benefits under this Agreement (including pro-rata payment for vacation days not taken) until his employment is terminated due to Executive’s Disability pursuant to Section 3(a). In addition, following the Date of Termination due to Executive’s Disability, the Company shall continue to pay Executive Executive’s Annual Base Salary at the time of such termination for a period of twelve (12) months following such termination in accordance with the Company’s normal payroll practices; provided, however, that Executive (or Executive’s guardian or legal representative) executes and does not revoke the Release (as defined in Section 4(d)) as described in Section 4(d). Any payments pursuant to this Section 4(b) that would have been made during the 60-day period following the Date of Termination (as described in Section 4(d)) but that are not made because the Release has not yet been signed and become effective will be made in a lump sum on the first payroll date following the date the revocation period has expired without the signed Release being revoked. In the event that the period beginning on Executive’s Date of Termination ending on the first payroll date following the 60th day after Executive’s Date of Termination begins in one taxable year of Executive, and ends in a second taxable year of Executive, then, to the extent necessary to comply with Section 409A of the Code, the payments that would have otherwise been made in the first taxable year shall not be made until the second taxable year. Each payment under this Section 4(b) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
(c)    Cause; Death; Other than for Good Reason. If Executive’s employment is terminated by the Company for Cause during the Employment Period, the Company shall provide Executive with Executive’s Annual Base Salary earned through the Date of Termination, and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive voluntarily terminates employment other than for Good Reason during the Employment Period, the Company shall provide to Executive the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. If Executive’s

EXHIBIT 10.2

employment is terminated by reason of Executive’s death during the Employment Period, the Company shall provide Executive’s estate or beneficiaries with the Accrued Obligations and the timely payment or delivery of the Other Benefits in accordance with the terms of the underlying plans or agreements, and shall have no further obligations under this Agreement. The Accrued Obligations shall be paid to Executive or, in the event of death, Executive’s estate or beneficiaries, in a lump sum in cash within thirty (30) days of the applicable Date of Termination.
(d)    Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under Section 4(a)(ii), 4(a)(iii), or 4(b) of this Agreement unless (i) prior to the 60th day following the Date of Termination, Executive executes a release of claims against the Company and its affiliates in a form provided by the Company (the “Release”), and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such Release.
5.    Non-Exclusivity of Rights. Amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the Date of Termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement. Notwithstanding the foregoing, Executive shall not be eligible to participate in any other severance plan, program or policy of the Company.
6.    Set-off; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Executive to the extent such set-off or other action does not violate Section 409A of the Code. Executive shall be required to mitigate the amount of any payment or benefit provided for in Section 4(a)(ii) or 4(a)(iii) by seeking other employment or otherwise, and, to the extent permitted by Section 409A of the Code, the amount of any payment or benefit provided for in Section 4(a)(ii) and 4(a)(iii) will be reduced by any compensation earned or benefits received by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.
7.    Limitations on Payments Under Certain Circumstances. Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, in the event that it shall be determined that any payment or benefit to be provided by the Company to Executive pursuant to the terms of this Agreement or any other payments or benefits received or to be received by Executive (a “Payment”) in connection with or as a result of any event which is deemed by the U.S. Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company and subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under this Agreement or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to Executive without giving rise to any Excise Tax; provided that in

EXHIBIT 10.2

the event that Executive would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, Executive shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 7 shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 7 shall take into account the value of any reasonable compensation for services to be rendered by Executive (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). If the Payments are to be reduced pursuant to this Section 7, the Payments shall be reduced in the following order: (a) Payments which do not constitute “nonqualified deferred compensation” subject to Section 409A of the Code shall be reduced first; and (b) all other Payments shall then be reduced, in each case as follows: (i) cash payments shall be reduced before non-cash payments and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.
8.    Restrictive Covenants.
(a)    Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive shall be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in Section 8(i) gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s business that Executive not compete with the Company during Executive’s employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following sections.
(b)    Competitive Activity During Employment. Executive will not compete with the Company anywhere in the world during Executive’s employment with the Company, including, without limitation:
(i)    entering into or engaging in any business which competes with the Company’s Business;
(ii)    soliciting customers, business, patronage or orders for, or selling, any products or services in competition with, or for any business that competes with, the Company’s Business;
(iii)    diverting, enticing or otherwise taking away any customers, business, patronage or orders of the Company or attempting to do so; or

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(iv)    promoting or assisting, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.
(c)    Following Termination. For a period of twelve (12) months following Executive’s termination of employment with the Company, Executive will not:
(i)     enter into or engage in any business which competes with the Company’s Business within the Restricted Territory (as hereinafter defined);
(ii)    solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;
(iii)     divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or
(iv)     promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

For the purposes of Sections 8(a) and (b) above, inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than 5% of the outstanding stock.
(d)    The “Company.” For the purposes of this Section 8, the “Company” shall include any and all direct and indirect subsidiaries, parents, and affiliated, or related companies of the Company for which Executive worked or had responsibility, or to which Executive had access to confidential or trade secret information, at the time of termination of Executive’s employment and at any time during the two year period prior to such termination.
(e)    The Company’s “Business.” For the purposes of this Section 8, the Company’s Business is defined to be the business of researching, developing, marketing or selling any technology relating to the field of cell therapy or any other type of technology that is part of the Company’s intellectual property portfolio or that is substantially similar to that researched, developed, marketed or sold or contemplated to be researched, developed, marketed or sold by the Company prior to the Date of Termination, as evidenced by the books and records of the Company.
(f)    “Restricted Territory.” For the purposes of this Section 8, the Restricted Territory shall be defined as and limited to any geographic areas in the United States or any countries outside the United States where the Company has researched, developed, marketed or

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sold such technologies, or has plans to expand into, as evidenced by the business and marketing plans of the Company, prior to the Date of Termination.
(g)    Extension. If it shall be judicially determined that Executive has violated any of Executive’s obligations under Section 8(b) or 8(c), then the period applicable to each obligation that Executive shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.
(h)    Non-Solicitation. Executive shall not, directly or indirectly, at any time solicit or induce or attempt to solicit or induce any employee(s), sales representative(s), agent(s) or consultant(s) of the Company and/or of its parents, or its other subsidiaries or affiliated or related companies to terminate their employment, representation or other association with the Company and/or its parent or its other subsidiary or affiliated or related companies.
(i)    Further Covenants. (i) Executive shall not, directly or indirectly, at any time during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, including without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in Executive’s mind or memory and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets. Upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in this Section 8(i).
(ii)    The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is

EXHIBIT 10.2

made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(j)    Discoveries and Inventions. Executive does hereby assign to the Company, its successors, assigns or nominees, all of Executive’s rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Executive while in the Company’s employ, whether in the course of Executive’s employment with the use of the Company’s time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company’s business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during Executive’s employment and made, conceived or suggested by Executive, either solely or jointly with others, within one year following termination of Executive’s employment under this Agreement or any successor agreements shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s time, materials or facilities. Upon request by the Company with respect to any such discoveries, inventions or improvements, Executive will execute and deliver to the Company, at any time during or after Executive’s employment, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested, at the expense of the Company, but without further or additional consideration.
(k)    Work Made For Hire. Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Athersys, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.
(l)    Remedies. The parties acknowledge and agree that any breach by Executive of the terms of this Agreement may cause the Company irreparable harm and injury for which money damages would be inadequate. Accordingly, the Company, in addition to any other remedies available at law or equity, shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction. The parties agree that such injunctive relief may be granted without the necessity of proving actual damages. Nothing in this Agreement shall limit the Company’s remedies under state for federal law or elsewhere.

EXHIBIT 10.2

(m)    Reasonableness. Executive acknowledges that Executive’s obligations under this Section 8 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.
(n)    Additional Acknowledgements. Executive acknowledges and agrees that, in the event that Executive becomes subject to any other contractual arrangements with the Company regarding competition with the Company, the restrictive covenants set forth in this Agreement were executed first and shall be deemed supplemented, and in no event diminished or replaced, by such other contractual arrangements.
9.    Successors.
(a)    This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of, and be enforceable by, Executive’s legal representatives.
(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.    Indemnification. The Company shall indemnify Executive to the maximum extent permitted under applicable law for acts taken within the scope of his employment and his service as an officer or director of the Company or any of its subsidiaries or affiliates. To the extent that the Company obtains coverage under a director and officer indemnification policy, Executive will be entitled to such coverage on a basis that is no less favorable than the coverage provided to any other officer or director of the Company.
11.    Section 409A of the Code.
(a)    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
(b)    Notwithstanding any provision of this Agreement to the contrary, in the event that Executive is a “specified employee” within the meaning of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination) (a “Specified Employee”), any payments or benefits that are considered non-qualified deferred compensation under Section 409A payable under this Agreement on account of a “separation from service” during the six-month period immediately following the

EXHIBIT 10.2

Date of Termination shall, to the extent necessary to comply with Section 409A, instead be paid, or provided, as the case may be, on the first business day after the date that is six months following Executive's “separation from service” within the meaning of Section 409A. For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation, subject to Section 409A.
(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.
12.    Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that this Agreement and any compensation described herein are subject to the terms and conditions of the Company's clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the shares of the Company’s common stock may be traded) (the “Compensation Recovery Policy”), and that applicable sections of this Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
13.    Complete Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; provided, however, that this Section 13 shall not apply to any provisions that are (or may be) contained in any other agreement between the Company and Executive that pertain to non-competition, confidentiality, non-disclosure, or other restrictive covenants to which Executive is or may be bound.
14.    Miscellaneous.
(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. Executive agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (i) submits to the personal jurisdiction of such courts; (ii) consents to service of process in connection with any action, suit or proceeding against Executive; and (iii) waives

EXHIBIT 10.2

any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:	At the most recent address on file at the Company.
If to the Company:    Athersys, Inc.
3201 Carnegie Avenue
Cleveland, Ohio 44115-2634

or to such other address as either party shall have furnished to the other in writing in accordance herewith (including via electronic mail). Notice and communications shall be effective when actually received by the addressee.
(c)    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)    The Company, its subsidiaries and affiliates may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes or social security charges as shall be required to be withheld pursuant to any applicable law or regulation. None of the Company, its subsidiaries or affiliates guarantees any tax result with respect to payments or benefits provided hereunder. Executive is responsible for all taxes owed with respect to all such payments and benefits.
(e)    Subject to any limits on applicability contained therein, Section 8 of this Agreement shall survive and continue in full force in accordance with its terms notwithstanding any termination or expiration of the Employment Period.
(f)    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(g)    Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

EXHIBIT 10.2

(h)    With respect to any controversy or claim arising out of or relating to or concerning injunctive relief for Executive’s breach or purported breach of Section 8 of this Agreement, the Company shall have the right, in addition to any other remedies it may have, to seek specific performance and injunctive relief with a court of competent jurisdiction, without the need to post a bond or other security.
15.    Other Acknowledgements. Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
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EXHIBIT 10.2

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement on the date first above written.
EXECUTIVE
/s/ Ivor Macleod
Ivor Macleod
ATHERSYS, INC.
By /s/ Gil Van Bokkelen
Name: Dr. Gil Van Bokkelen
Title: Chairman & Chief Executive Officer